Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure Policy,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated July 26, 2018, on the May 31, 2018 financial statements and financial highlights of The Arbitrage Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-30470).

/s/ Ernst & Young LLP

New York, New York

September 27, 2018